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                              DEFERRED PAYMENT AGREEMENT


     This Deferred Payment Agreement ("AGREEMENT"), dated as of November 16, 1998, is by and among THE INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC., a Texas corporation (the "COMPANY"), FIRST COMMAND FINANCIAL CORPORATION, a Texas corporation ("FIRST COMMAND") and DEBRA S. PAYNE, an individual resident of Dallas, Dallas County, Texas ("PAYNE") (individually, a "PARTY" and together, the "PARTIES").

     WHEREAS, the Company and Payne are parties to that certain Settlement Agreement of even date herewith (the "SETTLEMENT AGREEMENT"); and

     WHEREAS, in connection with the Settlement Agreement, the Parties desire to enter into this Agreement whereby the Company and First Command agree, in the event of each Sale (as defined below) at any time within ten (10) years of the date hereof (the "TERM"), to pay to Payne the Deferred Payment Amount (as defined below) attributable to that Sale.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

     1. DEFERRED PAYMENT AMOUNT. The "DEFERRED PAYMENT AMOUNT" attributable to a Sale shall be equal to the excess of (a) the value of the Subject Interests (as defined below) in that Sale over (b) the sum of $6,100,000 plus all prior Deferred Payment Amounts paid hereunder. The "SUBJECT INTERESTS" are the following: (a) twelve percent (12%) of the direct or indirect voting equity interests of the Company (on a fully diluted basis) (the "VOTING INTERESTS") thereby entitling the holder thereof to receive that percent of the Sales Proceeds (as defined below) otherwise attributable to those interests; and (b) four and fifty-five hundredths percent (4.55%) of the Non-Voting Interests (as defined below) (on a fully diluted basis) thereby entitling the holder thereof to receive that percent of the Sales Proceeds otherwise attributable to those interests; provided, however, as a result of any Sale, such percentages shall be adjusted for future Sales in the same proportions that existing holders' percentages thereof are adjusted in that Sale (E.G., if, as a result of any Sale, existing holders of Voting Interests tender sixty percent (60%) of their Voting Interests to a third party, the percentage of Voting Interests on future Sales shall be reduced by sixty percent (60%)). The "NON-VOTING INTERESTS" are (a) the Mission Accomplishment Plan ("MAP") Units ("MAP UNITS") (or successor or similar rights, which specifically exclude the Company's other existing deferred compensation plans) and (b) the non-voting equity interests of the Company (on a fully diluted basis). For these purposes, "SALES PROCEEDS" mean the payments or proceeds or value resulting from a Sale, whether payable or realizable at the time of the Sale or thereafter, to the holders of the Voting Interests or Non-Voting Interests, as appropriate.

     2. NATURE AND TIMING OF PAYMENT. The Company and First Command shall immediately notify Payne upon the occurrence of any Sale. The Company and First Command hereby agree that, in the event of each Sale during the Term, the Company shall make a cash payment (by wire transfer) to Payne equal to the Deferred Payment Amount attributable to that Sale, within fifteen (15) days of the closing of that Sale.

     3. SALE OF THE COMPANY. For purposes of this Agreement, "SALE" shall mean each of the following occurrences: (a) the sale or transfer, directly or indirectly, pursuant to a purchase, merger, exchange or reorganization agreement of (i) more than fifty percent (50%) of the issued and outstanding capital stock of the Company, or (ii) more than fifty percent (50%) of the issued and outstanding voting stock

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of the Company, or (iii) all or substantially all of the Company's assets; or
(b) the consummation by the Company of a registered public offering of any class of its capital stock thereby creating the opportunity for a public trading market for such stock; or (c) a merger, exchange or other reorganization transaction after which the Company is not the surviving entity or after which the Company is the surviving entity and the shareholders of the Company immediately prior to such transaction do not own a majority of the Company immediately following such transactions; provided, however, none of the following transactions shall constitute a Sale: (i) the merger (the "MERGER") of the Company with and into First Command as described in the Company's Proxy Statement dated October 30, 1998; (ii) the Company's customary purchases of its stock pursuant to its existing shareholders' agreements or its Articles (as such will be amended pursuant to the Merger) or payments for MAP Units (or successor or similar rights) as contemplated by the MAP (or successor or similar plan); (iii) a restructuring of the Company in which each of its then existing shareholders thereafter directly or indirectly hold equity interests in the Company in roughly the same percentages held immediately prior thereto; and (iv) the transfer by one or more shareholders of any of their shares to an entity in which their ultimate beneficial ownership in the Company or its assets is not substantially changed as a result thereof (e.g., a transfer to an "electing small business trust" under Section 1361(e) of the Code). This Agreement shall survive the Merger and is binding on the Company's successor in the Merger.

     4. NO OBLIGATION TO EFFECT A SALE. This Agreement does not create any obligation on behalf of the Company or any successor of the Company, or on the Board of Directors or officers of the Company or any of their successors, to effect or to attempt to effect any transaction which would constitute a Sale.

     5. NO INTEREST AS A STOCKHOLDER. This Agreement does not grant Payne any interest or rights as a stockholder or owner of any other equity interest in the Company. Likewise, as a result of this Agreement, the Board of Directors and the officers of the Company shall not owe Payne any of the duties or obligations, if any, owed to shareholders of the Company, other equity holders in their capacities as such holder, or holders of MAP Units (or successor or similar rights). The Board of Directors and the officers of the Company shall have full discretionary power to make all management and operational decisions based on their determination of the best interest of the Company.

     6. TERMINATION. This Agreement shall terminate and shall be of no further force or effect immediately after the earlier of (a) the payment by the Company to Payne of the Deferred Payment Amount from a Sale that results in no continuing equity interest in the Company by any of the Company's existing shareholders as of the date hereof, (b) the tenth (10th) anniversary of the date of this Agreement or (c) the mutual agreement of the Parties.

     7. REPRESENTATIONS AND WARRANTIES. The parties to this Agreement hereby represent and warrant as follows:

          (a) AUTHORIZATION OF AGREEMENT; BINDING OBLIGATION. Each Party has the requisite power and authority to execute and to deliver this Agreement and to perform the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Party and thus, constitutes a valid and binding obligation enforceable against each such Party in accordance with its terms.

          (b) NO CONFLICTS. The execution and delivery of this Agreement by the Parties and the consummation of the transactions contemplated herein do not, and will not, conflict with or result in any violation of any charter, bylaws or other organizational document of the Company or any other agreement, document or law to which any Party is bound.

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     8.   MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and/or understandings, oral or written, between the Parties with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party which is not embodied in this Agreement, and no Party hereto shall be bound by, or liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein.
          (b) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws.

          (c) BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, assigns, heirs or devisees.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed to be effective as of the date first above written.



                              /s/ Debra S. Payne
                              ----------------------------------------
                              DEBRA S. PAYNE


                              THE INDEPENDENT RESEARCH AGENCY FOR
                              LIFE INSURANCE, INC.


                              By: /s/ Lamar C. Smith
                                  ----------------------------------------
                                  Name: Lamar C. Smith
                                        ----------------------------------
                                  Title: Chairman/C.E.O.
                                        ----------------------------------


                              FIRST COMMAND FINANCIAL CORPORATION


                              By: /s/ Lamar C. Smith
                                  ----------------------------------------
                                  Name: Lamar C. Smith
                                        ----------------------------------
                                  Title: Chairman/C.E.O.
                                        ----------------------------------

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